PRICING SUPPLEMENT
------------------
(To MTN prospectus supplement,
general prospectus supplement and
prospectus, each dated March 31, 2006)
Pricing Supplement Number:  2526

                                [LOGO OMITTED]
                                1,052,500 Units
                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series C
                           Strategic Return Notes(R)
                       Linked to the Industrial 15 Index
                              due April 25, 2011
                                 (the "Notes")
                  $10 original public offering price per unit

                                   ---------

The Notes:                             Payment on the maturity date or upon
                                       exchange:

o    The Notes are designed for        o    The amount you receive on the
     investors who are willing to           maturity date or upon exchange
     forego interest payments on            will be based on the direction
     the Notes in exchange for the          of and percentage change in
     ability to participate in              the level of the Industrial 15
     changes in the level of the            Index, which includes a
     Industrial 15 Index (index             reduction by an annual index
     symbol "IXD") over the term of         adjustment factor of 1.5%,
     the Notes.                             over the term of the Notes.

o    There will be no payments         o    The level of the Industrial 15
     prior to the maturity date             Index must increase by
     unless exchanged at your               approximately 1% in order for
     option for a cash payment              you to receive at least the
     during a specified period in           $10 original public offering
     April of each year from 2007           price per unit on the maturity
     through 2010 as described in           date or upon exchange. If the
     this pricing supplement.               level of the Industrial 15
                                            Index has declined or has not
o    The Notes have been approved           increased sufficiently, you
     for quotation on The Nasdaq            will receive less, and
     National Market under the              possibly significantly less,
     trading symbol "SRIB". We make         than the $10 original public
     no representation, however,            offering price per unit.
     that the Notes will remain
     quoted for the entire term of
     the Notes.

o    The Notes will be senior
     unsecured debt securities of
     Merrill Lynch & Co., Inc. and
     part of a series entitled
     "Medium-Term Notes, Series C."
     The Notes will have the CUSIP
     No. 59021V524.

o    The settlement date for the
     Notes is expected to be April
     25, 2006.

     Information included in this pricing supplement supersedes information in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to the extent that it is different from that information.

     Investing in the Notes involves risks that are described in the "Risk Factors" section of this pricing supplement beginning on page PS-7 and the accompanying MTN prospectus supplement.

                                  ---------

                                                                Per unit       Total
                                                                --------       -----
     Public offering price (1)...............................    $10.00     $10,525,000
     Underwriting fee (1)....................................      $.20        $210,500
     Proceeds, before expenses, to Merrill Lynch & Co., Inc..     $9.90(2)  $10,419,750

     (1) The public offering price and the underwriting fee for any single transaction to purchase between 100,000 to 299,999 units will be $9.95 per unit and $.15 per unit, respectively, and for any single transaction to purchase 300,000 units or more will be $9.90 per unit and $.10 per unit, respectively.

     (2) $.10 per unit of the underwriting fee will be paid to the underwriter by a subsidiary of Merrill Lynch & Co., Inc. For a description of this payment, please see the section entitled "Supplemental Plan of Distribution" in this pricing supplement.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying MTN prospectus supplement, general prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   ---------

                              Merrill Lynch & Co.

                                   ---------

            The date of this pricing supplement is April 19, 2006.

"Strategic Return Notes" is a registered mark of Merrill Lynch & Co., Inc.

                               TABLE OF CONTENTS

                              Pricing Supplement

                                                                         Page
                                                                         ----
SUMMARY INFORMATION--Q&A..............................................    PS-3
RISK FACTORS..........................................................    PS-7
DESCRIPTION OF THE NOTES..............................................   PS-10
THE INDEX.............................................................   PS-15
UNITED STATES FEDERAL INCOME TAXATION.................................   PS-19
ERISA CONSIDERATIONS..................................................   PS-22
USE OF PROCEEDS AND HEDGING...........................................   PS-23
SUPPLEMENTAL PLAN OF DISTRIBUTION.....................................   PS-23
EXPERTS...............................................................   PS-23
INDEX OF CERTAIN DEFINED TERMS........................................   PS-24
ANNEX A...............................................................     A-1

                           MTN Prospectus Supplement

                                                                         Page
                                                                         ----
RISK FACTORS..........................................................    S-3
DESCRIPTION OF THE NOTES..............................................    S-4
UNITED STATES FEDERAL INCOME TAXATION.................................   S-22
PLAN OF DISTRIBUTION..................................................   S-29
VALIDITY OF THE NOTES.................................................   S-30

                         General Prospectus Supplement

                                                                         Page
                                                                         ----
MERRILL LYNCH & CO., INC..............................................    S-3
USE OF PROCEEDS.......................................................    S-3
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED
   FIXED CHARGES AND PREFERRED STOCK DIVIDENDS........................    S-4
THE SECURITIES........................................................    S-4
DESCRIPTION OF DEBT SECURITIES........................................    S-5
DESCRIPTION OF DEBT WARRANTS..........................................   S-16
DESCRIPTION OF CURRENCY WARRANTS......................................   S-18
DESCRIPTION OF INDEX WARRANTS.........................................   S-20
DESCRIPTION OF PREFERRED STOCK........................................   S-25
DESCRIPTION OF DEPOSITARY SHARES......................................   S-32
DESCRIPTION OF PREFERRED STOCK WARRANTS...............................   S-36
DESCRIPTION OF COMMON STOCK...........................................   S-38
DESCRIPTION OF COMMON STOCK WARRANTS..................................   S-42
PLAN OF DISTRIBUTION..................................................   S-44
WHERE YOU CAN FIND MORE INFORMATION...................................   S-45
INCORPORATION OF INFORMATION WE FILE WITH THE SEC.....................   S-46
EXPERTS...............................................................   S-46

                                  Prospectus

                                                                         Page
                                                                         ----
WHERE YOU CAN FIND MORE INFORMATION...................................    2
INCORPORATION OF INFORMATION WE FILE WITH THE SEC.....................    2
EXPERTS...............................................................    2

                           SUMMARY INFORMATION--Q&A

     This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to help you understand the Strategic Return Notes(R) Linked to the Industrial 15 Index due April 25, 2011 (the "Notes"). You should carefully read this pricing supplement and the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to fully understand the terms of the Notes, the Industrial 15 Index (the "Index") and the tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the "Risk Factors" sections in this pricing supplement and the accompanying MTN prospectus supplement, which highlight certain risks associated with an investment in the Notes, to determine whether an investment in the Notes is appropriate for you.

     References in this pricing supplement to "ML&Co.", "we", "us" and "our" are to Merrill Lynch & Co., Inc., and references to "MLPF&S" are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

What are the Notes?

     The Notes will be part of a series of senior debt securities issued by ML&Co. entitled "Medium-Term Notes, Series C" and will not be secured by collateral. The Notes will rank equally with all of our other unsecured and unsubordinated debt. The Notes will mature on April 25, 2011, unless exchanged by you as described in this pricing supplement. We will not make any payments on the Notes until the maturity date or upon exchange.

     Each unit will represent a single Note with a $10 original public offering price. You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled "Description of Debt Securities--Depositary" in the accompanying general prospectus supplement.

Are there any risks associated with my investment?

     Yes, an investment in the Notes is subject to risks, including the risk of loss. Please refer to the section entitled "Risk Factors" in this pricing supplement and the accompanying MTN prospectus supplement.

Who publishes the Index and what does the Index measure?

     The Index is calculated and disseminated by the American Stock Exchange (the "AMEX") under the index symbol "IXD". The Index is an index which reflects the price changes and dividends of the top fifteen dividend yielding stocks (the "Underlying Stocks") from a group of certain stocks in the Standard & Poor's Industrial Index (the "S&P Industrial Index") less an annual index adjustment factor of 1.5% applied daily (the "Index Adjustment Factor"). The Index has been calculated and disseminated since June 26, 2001. The Index is reconstituted on June 26th of each year, the anniversary of the date the Index was first calculated and disseminated, or, under certain circumstances, on a day shortly after the anniversary date, as described in this pricing supplement. The Index was last reconstituted on June 27, 2005. For more specific information about the Index and its reconstitution, and the Index Adjustment Factor, please see the section entitled "The Index" in this pricing supplement.

     An investment in the Notes does not entitle you to any ownership interest in the Underlying Stocks.

How has the Index performed historically?

     The value of the Index was set to 100 on June 26, 2001, the date the Index was initially calculated. We have included a table and a graph showing the month-end closing levels of the Index from June 2001 through March 2006 in the section entitled "The Index--Historical Data on the Index" in this pricing supplement.

     We have provided this information to help you evaluate the behavior of the Index in various economic environments; however, this information is not necessarily indicative of how the Index will perform in the future.

What will I receive on the maturity date of the Notes?

     On the maturity date, if you have not previously exchanged your Notes, you will receive a cash payment per unit equal to the Redemption Amount.

     The "Redemption Amount" to which you will be entitled will depend on the percentage change in the level of the Index over the term of the Notes and will equal:

                                  (  Ending Value  )
                          $9.90 x (----------------)
                                  ( Starting Value )

     Because the quotient of the Ending Value and the Starting Value will be multiplied by $9.90, the level of the Index will need to increase by approximately 1% in order for you to receive a Redemption Amount equal to or greater than the $10 original public offering price per unit. If the Ending Value does not exceed the Starting Value by more than approximately 1%, you will receive less, and possibly significantly less, than the $10 original public offering price per unit.

     The "Starting Value" equals 129.25 the closing level of the Index on April 19, 2006, the date the Notes were priced for initial sale to the public (the "Pricing Date").

     For purposes of determining the Redemption Amount, the "Ending Value" means the average of the levels of the Index at the close of the market on five index business days shortly before the maturity date of the Notes. We may calculate the Ending Value by reference to fewer than five or even a single day's closing level if, during the period shortly before the maturity date of the Notes, there is a disruption in the trading of an Underlying Stock or certain futures or options contracts relating to an Underlying Stock.

     For more specific information about the Redemption Amount, please see the section entitled "Description of the Notes" in this pricing supplement.

Will I receive interest payments on the Notes?

          You will not receive any interest payments on the Notes, but you will receive the Exchange Amount following the exercise of your exchange option or the Redemption Amount on the maturity date. We have designed the Notes for investors who are willing to forego interest payments on the Notes, such as fixed or floating interest rates paid on traditional interest bearing debt securities, in exchange for the ability to participate in changes in the level of the Index over the term of the Notes.

How does the exchange feature work?

          You may elect to exchange all or a portion of your Notes during a specified period in the month of April of each year from 2007 through 2010 by giving notice to the depositary or trustee of the Notes, as the case may be, as described in this pricing supplement. Upon exchange, you will receive a cash payment per unit (the "Exchange Amount") equal to the Redemption Amount, calculated as if the exchange date were the stated maturity date, except that the Ending Value will be equal to the closing level of the Index on the exchange date. The Exchange Amount will be paid three banking business days following the exchange date. If you elect to exchange your Notes, you will receive only the Exchange Amount and you will not receive the Redemption Amount on the maturity date. The Exchange Amount you receive may be greater than or less than the Redemption Amount on the maturity date depending upon the performance of the Index during the period from the exchange date until the maturity date.

     For more specific information about the exchange feature, please see the section entitled "Description of the Notes--Exchange of the Notes Prior to the Maturity Date" in this pricing supplement.

What are the costs associated with an investment in the Notes?

     Your return will reflect the deduction of the following costs over the term of the Notes:

     Index Adjustment Factor. The level of the Index will reflect a 1.5% annual reduction that will be applied and accrue daily on the basis of a 365-day year to the benefit of MLPF&S as calculation agent. As a result of the cumulative effect on this deduction, the levels of the Index used to calculate the Redemption Amount during the five index business days shortly before the stated maturity date will be approximately 7.23% less than the level of the Index had the Index Adjustment Factor not been applied.

     Sales Charge. Because the quotient of the Ending Value and the Starting Value will be multiplied by $9.90 in order to determine the Redemption Amount or Exchange Amount, the level of the Index must increase by approximately 1% or more from the Starting Value for you to receive an amount equal to or greater than the $10 original offering price per unit. This is analogous to paying a sales charge of approximately 1% per unit of the Notes.

Examples

          Set forth below are two examples of Redemption Amount calculations:

Example 1--The hypothetical Ending Value is 40% below the Starting Value:

     Starting Value: 129.25
     Hypothetical Ending Value: 77.55

                                            (    77.55  )
     Redemption Amount (per Unit) = $9.90 x (-----------) = $ 5.94
                                            (   129.25  )

Example 2--The hypothetical Ending Value is 40% above the Starting Value:

     Starting Value: 129.25
     Hypothetical Ending Value: 180.95

                                            (   180.95  )
     Redemption Amount (per Unit) = $9.90 x (-----------) = $13.86
                                            (   129.25  )

What about taxes?

          The United States federal income tax consequences of an investment in the Notes are complex and uncertain. By purchasing a Note, you and ML&Co. agree, in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary, to characterize a Note for all tax purposes as a pre-paid cash-settled forward contract linked to the level of the Index. Under this characterization of the Notes, you should be required to recognize gain or loss to the extent that you receive cash on the maturity date or upon a sale or exchange of a Note prior to the maturity date. You should review the discussion under the section entitled "United States Federal Income Taxation" in this pricing supplement.

Will the Notes be listed on a national securities exchange or NASDAQ?

     The Notes have been approved for quotation on The Nasdaq National Market under the trading symbol "SRIB". We make no representation, however, that the Notes will remain quoted for the entire term of the Notes. You should also be aware that the quotation of the Notes on The Nasdaq National Market will not necessarily ensure that a liquid trading market will be available for the Notes. You should review the section entitled "Risk Factors--There may be an uncertain trading market for the Notes and the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date will be affected by this and other important factors including our costs of developing, hedging and distributing the Notes" in this pricing supplement.

What price can I expect to receive if I sell the Notes prior to the stated maturity date?

     In determining the economic terms of the Notes, and consequently the potential return on the Notes, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging and offering the Notes. In structuring the economic terms of the Notes, we seek to provide investors with what we believe to be commercially reasonable terms and to provide MLPF&S with compensation for its services in developing the Notes.

     If you sell your Notes prior to the stated maturity date, you will receive a price determined by market conditions for the Notes. This price may be influenced by many factors, such as interest rates, volatility and the current levels of the Index. In addition, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Notes, namely the underwriting discount paid in respect of the Notes and other costs associated with the Notes, including compensation for developing and hedging the product. Depending on the impact of these factors, you may receive significantly less than the $10 original public offering price per unit of your Notes if sold before the stated maturity date.

     In a situation where there had been no movement in the level of the Index and no changes in the market conditions from those existing on the date of this pricing supplement, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be lower than the $10 original public offering price per unit. This is due to, among other things, our costs of developing, hedging and distributing the Notes. Any potential purchasers for your Notes in the secondary market are unlikely to consider these factors.

What is the role of MLPF&S?

     Our subsidiary MLPF&S is the underwriter for the offering and sale of the Notes. After the initial offering, MLPF&S intends to buy and sell Notes to create a secondary market for holders of the Notes, and may stabilize or maintain the market price of the Notes during their initial distribution. However, MLPF&S will not be obligated to engage in any of these market activities or continue them once it has started.

     MLPF&S will also be our agent for purposes of calculating, among other things, the Ending Value, Redemption Amount and Exchange Amounts. Under certain circumstances, these duties could result in a conflict of interest between MLPF&S as our subsidiary and its responsibilities as calculation agent.

What is ML&Co.?

     Merrill Lynch & Co., Inc. is a holding company with various subsidiaries and affiliated companies that provide investment, financing, insurance and related services on a global basis.

     For information about ML&Co., see the section entitled "Merrill Lynch & Co., Inc." in the accompanying general prospectus supplement. You should also read other documents ML&Co. has filed with the Securities and Exchange Commission, which you can find by referring to the sections entitled "Where You Can Find More Information" in the accompanying general prospectus supplement and prospectus.

                                 RISK FACTORS

     Your investment in the Notes will involve risks. You should carefully consider the following discussion of risks and the discussion of risks included in the accompanying MTN prospectus supplement before deciding whether an investment in the Notes is suitable for you.

Your investment may result in a loss

     We will not repay you a fixed amount of principal on the Notes on the maturity date or upon exchange. The payment on the Notes you receive will depend on the change in the level of the Index. Because the level of the Index is subject to market fluctuations, the payment on the Notes you receive may be more or less than the $10 original public offering price per unit of the Notes. In addition, because the quotient of the Ending Value and the Starting Value will be multiplied by $9.90, the level of the Index will need to increase by more than approximately 1% in order for you to receive a Redemption Amount equal to or greater than the $10 original public offering price per unit. If the level of the Index declines or does not increase sufficiently, you will receive less, and possibly significantly less than the $10 original public offering price per unit. The level of the Index will reflect the deduction of the 1.5% Index Adjustment Factor.

The level of the Index is expected to affect the trading value of the Notes

     We expect that the trading value of the Notes will depend substantially on the amount, if any, by which the level of the Index exceeds or does not exceed the Starting Value. However, if you choose to sell your Notes when the level of the Index exceeds the Starting Value, you may receive substantially less than the amount that would be payable on the maturity date based on this level because of the expectation that the level of the Index will continue to fluctuate until the Ending Value is determined. Additionally, because the trading value and perhaps final return on your Notes is dependent on factors in addition to the level of the Index, such as our credit rating, an increase in the level of the Index will not reduce the other investment risks related to the Notes.

Changes in our credit ratings may affect the trading value of the Notes

     Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Notes. However, because the return on your Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the percentage increase in the level of the Index over the term of the Notes, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.

Your yield, which could be negative, may be lower than the yield on other debt securities of comparable maturity

     The yield that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a traditional interest bearing debt security of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike traditional interest bearing debt securities, the Notes do not guarantee the return of a principal amount on the maturity date.

You must rely on your own evaluation of the merits of an investment linked to the Industrial 15 Index

     In the ordinary course of their businesses, affiliates of ML&Co. may express views on expected movements in the Underlying Stocks and these views are sometimes communicated to clients who participate in these shares. However, these views are subject to change from time to time. For these reasons, you are encouraged to derive information concerning the Underlying Stocks from multiple sources and should not rely on the views expressed by affiliates of ML&Co.

Your return will not reflect the return of owning the Underlying Stocks

     While the Index reflects the payment of dividends on the Underlying Stocks as described in more detail below, the yield to the maturity date of the Notes will not produce the same yield as that of other investments with the same term which are based solely on the performance of the Underlying Stocks. At the end of each quarterly period, the dividends paid on the Underlying Stocks will be incorporated into the Index and those amounts will then be subject to the change in the level of the

Index. The level of the Index will also reflect the deductions and charges described above under "--Your investment may result in a loss", which will result in the return on an investment in the Notes being less than the return on a similar investment in the Underlying Stocks. The trading value of the Notes and final return on the Notes may also differ from the results of the Index for the reasons described above under "--Changes in our credit ratings may affect the trading value of the Notes".

There may be an uncertain trading market for the Notes and the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date will be affected by this and other important factors including our costs of developing, hedging and distributing the Notes

     The Notes have been approved for quotation on The Nasdaq National Market under the trading symbol "SRIB". We make no representation, however, that the Notes will remain quoted for the entire term of the Notes. You should also be aware that the quotation of the Notes on The Nasdaq National Market does not ensure that a trading market will develop for the Notes. While there have been a number of issuances of series of Strategic Return Notes, trading volumes have varied historically from one series to another and it is therefore impossible to predict how the Notes will trade. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market. The development of a trading market for the Notes will depend on our financial performance and other factors, including changes in the level of the Index.

     If the trading market for the Notes is limited, there may be a limited number of buyers for your Notes which may affect the price you receive if you do not wish to hold your investment until the stated maturity date.

     If a market-maker (which may be MLPF&S) makes a market in the Notes, the price it quotes would reflect any changes in market conditions and other relevant factors. In addition, the price at which you could sell your Notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Notes, namely the underwriting discount paid in respect of the Notes and other costs associated with the Notes, including compensation for developing and hedging the product. This quoted price could be higher or lower than the original public offering price. MLPF&S is not obligated to make a market in the Notes.

     Assuming there is no change in the level of the Index and no change in market conditions or any other relevant factors, the price at which a purchaser (which may include MLPF&S) might be willing to purchase your Notes in a secondary market transaction is expected to be lower than the $10 original public offering price per unit. This is due to, among other things, the fact that the $10 original public offering price per unit included, and secondary market prices are likely to exclude, underwriting discount paid with respect to, and the developing and hedging costs associated with, the Notes.

Amounts payable on the Notes may be limited by state law

     New York State law governs the 1983 Indenture under which the Notes will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the Notes. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

     While we believe that New York law would be given effect by a state or federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the holders of the Notes, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

Purchases and sales by us and our affiliates may affect your return

     We and our affiliates may from time to time buy or sell the Underlying Stocks or futures or option contracts on the Underlying Stocks or the Index for our own accounts for business reasons and expect to enter into these transactions in connection with hedging our obligations under the Notes. These transactions could affect the price of the Underlying Stocks and, in turn, the level of the Index in a manner that would be adverse to your investment in the Notes. Any purchases by us, our affiliates or others on our behalf on or before the Pricing Date may temporarily increase or decrease the prices of the Underlying Stocks. Temporary increases or decreases in the market prices of the Underlying Stocks may also occur as a result of the purchasing activities of other market participants. Consequently, the prices of the Underlying Stocks may change subsequent to the Pricing Date, affecting the level of the Index and therefore the trading value of the Notes.

Potential conflicts

     Our subsidiary MLPF&S is our agent for the purposes of calculating the Ending Value, Redemption Amount and Exchange Amounts. Under certain circumstances, MLPF&S as our subsidiary and its responsibilities as calculation agent for the Notes could give rise to conflicts of interest. These conflicts could occur, for instance, in connection with its determination as to whether the level of the Index can be calculated on a particular trading day, or in connection with judgments that it would be required to make in the event of a discontinuance or unavailability of the Index. See the sections entitled "Description of the Notes--Adjustments to the Index; Market Disruption Events" and "--Discontinuance of the Index" in this pricing supplement. MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, because we control MLPF&S, potential conflicts of interest could arise. MLPF&S, the underwriter, will pay an additional amount on each anniversary of the Pricing Date in 2007 through 2010 to brokers whose clients purchased their units in the initial distribution and continue to hold the Notes. In addition, MLPF&S may from time to time pay additional amounts to brokers whose clients purchased Notes in the secondary market and continue to hold the Notes. As a result of these payments, your broker will receive a financial benefit each year you retain your investment in the Notes. Please see the section entitled "Supplemental Plan of Distribution" in this pricing supplement.

     We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the Redemption Amount or Exchange Amount, as applicable. We may seek competitive terms in entering into the hedging arrangements for the Notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliated companies. Such hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

     ML&Co. or its affiliates may presently or from time to time engage in business with one or more of the companies included in the Index including extending loans to, or making equity investments in, those companies or providing advisory services to those companies, including merger and acquisition advisory services. In the course of business, ML&Co. or its affiliates may acquire non-public information relating to those companies and, in addition, one or more affiliates of ML&Co. may publish research reports about those companies. ML&Co. does not make any representation to any purchasers of the Notes regarding any matters whatsoever relating to the companies included in the Index. Any prospective purchaser of the Notes should undertake an independent investigation of the companies included in the Index as in its judgment is appropriate to make an informed decision regarding an investment in the Notes. The composition of the Index does not reflect any investment recommendations of ML&Co. or its affiliates.

Tax consequences are uncertain

     You should consider the tax consequences of investing in the Notes, aspects of which are uncertain. See the section entitled "United States Federal Income Taxation" in this pricing supplement.

                           DESCRIPTION OF THE NOTES

     ML&Co. will issue the Notes as part of a series of senior debt securities entitled "Medium-Term Notes, Series C" under the 1983 Indenture, which is more fully described in the accompanying general prospectus supplement. Unless exchanged by you, the Notes will mature on April 25, 2011. Information included in this pricing supplement supersedes information in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to the extent that it is different from that information. The CUSIP number for the Notes is 59021V524.

     While on the maturity date or upon exchange a holder of a Note will receive an amount equal to the Redemption Amount or the Exchange Amount, as the case may be, there will be no other payment of interest, periodic or otherwise. See the section entitled "--Payment on the Maturity Date" and "--Exchange of the Notes Prior to the Maturity Date" in this pricing supplement.

     The Notes may be exchanged by you prior to the maturity date, but are not subject to repayment by ML&Co. prior to the maturity date.

     ML&Co. will issue the Notes in denominations of whole units each with a $10 original public offering price per unit. You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled "Description of Debt Securities--Depositary" in the accompanying general prospectus supplement.

     The Notes will not have the benefit of any sinking fund.

Payment on the Maturity Date

     Unless you have exchanged your Notes prior to the maturity date, on the maturity date you will be entitled to receive a cash payment per unit equal to the Redemption Amount, as provided below.

   Determination of the Redemption Amount

     The "Redemption Amount" per unit will be determined by the calculation agent and will equal:

                                  (  Ending Value  )
                          $9.90 x (----------------)
                                  ( Starting Value )

     The "Starting Value" equals 129.25, the closing level of the Index on April 19, 2006, the date the Notes were priced for initial sale to the public (the "Pricing Date").

     For the purpose of determining the Redemption Amount, the "Ending Value" will be determined by the calculation agent and will equal the average of the closing levels of the Index determined on each of the five Calculation Days during the Calculation Period. If there are fewer than five Calculation Days during the Calculation Period, then the Ending Value will equal the average of the closing levels of the Index on those Calculation Days. If there is only one Calculation Day during the Calculation Period, then the Ending Value will equal the closing level of the Index on that Calculation Day. If no Calculation Days occur during the Calculation Period, then the Ending Value will equal the closing level of the Index determined on the last scheduled Index Business Day in the Calculation Period, regardless of the occurrence of a Market Disruption Event (as described below under "--Adjustments to the Index; Market Disruption Events") on that scheduled Index Business Day.

     The "Calculation Period" means the period from and including the seventh scheduled Index Business Day before the maturity date to and including the second scheduled Index Business Day before the maturity date.

     A "Calculation Day" means any Index Business Day during the Calculation Period on which a Market Disruption Event has not occurred.

     An "Index Business Day" means a day on which the New York Stock Exchange (the "NYSE"), the American Stock Exchange (the "AMEX") and The Nasdaq Stock Market (the "Nasdaq") are open for trading and the Index or any successor index is calculated and published.

     All determinations made by the calculation agent, absent a determination of a manifest error, will be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Notes.

Exchange of the Notes Prior to the Maturity Date

     You may elect to exchange all or a portion of the Notes you own during any Banking Business Day that occurs in an Exchange Notice Period by giving notice as described below. An "Exchange Notice Period" means the period from and including the first calendar day of the month of April to and including 12:00 noon in The City of New York on the fifteenth calendar day during the month of April in the years 2007, 2008, 2009 and 2010. If the fifteenth calendar day of the applicable month of April is not a Banking Business Day, then the Exchange Notice Period will be extended to 12:00 noon in The City of New York on the next succeeding Banking Business Day. The amount of the cash payment you receive upon exchange (the "Exchange Amount") will be equal to the Redemption Amount, calculated as if the Exchange Date were the stated maturity date, except that the Ending Value will be equal to the closing level of the Index on the Exchange Date. An "Exchange Date" will be the third Index Business Day following the end of the applicable Exchange Notice Period. If a Market Disruption Event occurs on the third Index Business Day following an Exchange Notice Period, the Exchange Date for that year will be the next succeeding Index Business Day on which a Market Disruption Event does not occur. The Exchange Amount will be paid three Banking Business Days after the Exchange Date.

     The Notes will be issued in registered global form and will remain on deposit with the depositary as described in the section entitled "Description of Debt Securities--Depositary" in the accompanying general prospectus supplement. Therefore, you must exercise the option to exchange your Notes through the depositary. To make your exchange election effective, you must make certain that your notice is delivered to the depositary during the applicable Exchange Notice Period. To ensure that the depositary will receive timely notice of your election to exchange all or a portion of your Notes, you must instruct the direct or indirect participant through which you hold an interest in the Notes to notify the depositary of your election to exchange your Notes prior to 12:00 noon in The City of New York on the last Index Business Day of the applicable Exchange Notice Period, in accordance with the then applicable operating procedures of the depositary. Different firms have different deadlines for accepting instructions from their customers. You should consult the direct or indirect participant through which you hold an interest in the Notes to ascertain the deadline for ensuring that timely notice will be delivered to the depositary.

     If at any time the global securities are exchanged for Notes in definitive form, from and after that time, notice of your election to exchange must be delivered to JPMorgan Chase Bank, N.A., as trustee under the 1983 Indenture, through the procedures required by the trustee by 12:00 noon in The City of New York on the last day of the applicable Exchange Notice Period.

     A "Banking Business Day" means any day other than a Saturday or Sunday that is not a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

Hypothetical Returns

     The following tables illustrate for a range of hypothetical Ending Values of the Index:

     o the total amount payable on the maturity date of the Notes, and the total amount payable on an investment in the Underlying Stocks;

     o the total rate of return to holders of the Notes, and the total rate of return on an investment in the Underlying Stocks; and

     o the pretax annualized rate of return to holders of the Notes, and the pretax annualized rate of return on an investment in the Underlying Stocks.

     The tables assume an initial investment of $10 in the Notes and an initial investment of $10 in the Underlying Stocks.

  Hypothetical Returns Related to Strategic Return Notes             Hypothetical Returns Related to an Investment
                    Based on the Index                                          in the Underlying Stocks
---------------------------------------------------------    -------------------------------------------------------------
                                                             Hypothetical
                                                                Ending                                          Pretax
                                                Pretax        Value of an      Total            Total         annualized
 Hypothetical  Total amount                   annualized      Investment       amount          rate of         rate of
    Ending      payable on     Total rate of   rate of          in the     payable on the     return on       return on
   Value of    the maturity      return on    return on       Underlying   maturity date   the Underlying   the Underlying
  the Index   date per unit(1)   the Notes   the Notes(2)      Stocks(3)      per unit         Stocks         Stocks(2)
 ------------ ---------------- ------------- ------------    ------------  --------------  --------------   --------------
     20.00          1.53         -84.70%        -34.22%          21.56          1.67           -83.32%         -32.78%
     40.00          3.06         -69.40%        -22.32%          43.12          3.34           -66.64%         -20.78%
     60.00          4.60         -54.00%        -14.94%          64.68          5.00           -49.96%         -13.37%
     80.00          6.13         -38.70%         -9.55%          86.23          6.67           -33.28%          -7.93%
    100.00          7.66         -23.40%         -5.26%         107.79          8.34           -16.60%          -3.60%
    120.00          9.19          -8.10%         -1.68%         129.35         10.01             0.08%           0.02%
    129.25(4)       9.90          -1.00%         -0.20%         139.32         10.78             7.79%           1.51%
    130.56         10.00           0.00%          0.00%         140.73         10.89             8.88%           1.71%
    140.00         10.72           7.20%          1.39%         150.91         11.68            16.76%           3.12%
    160.00         12.26          22.60%          4.11%         172.47         13.34            33.44%           5.85%
    180.00         13.79          37.90%          6.53%         194.03         15.01            50.12%           8.29%
    200.00         15.32          53.20%          8.71%         215.59         16.68            66.80%          10.49%

---------------------------

(1) The amounts specified in this column reflect the 1% sales charge that will be paid to MLPF&S.

(2) The annualized rates of return specified in this column are calculated on a semiannual bond equivalent basis and assume an investment term from April 25, 2006 to April 25, 2011, a term expected to be equal to that of the Notes.

(3) An investment in the Underlying Stocks is assumed to be equivalent to an investment in the Index, including the method and timing of reinvesting dividends, except that the Index will be reduced daily by the pro rata portion of the annual Index Adjustment Factor of 1.5%. The hypothetical investment in the Underlying Stocks presented in this column does not take into account transaction costs and taxes.

(4)  This is the Starting Value.

          The above figures are for purposes of illustration only. The actual amount received by you and the resulting total and pretax annualized rates of return will depend on the actual Ending Value and term of your investment.

Adjustments to the Index; Market Disruption Events

          If at any time the AMEX makes a material change in the formula for or the method of calculating the Index or in any other way materially modifies the Index so that the Index does not, in the opinion of the calculation agent, fairly represent the level of the Index had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, on each date that the closing level of the Index is to be calculated, make those adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a level of an index comparable to the Index as if those changes or modifications had not been made, and calculate the closing level with reference to the Index, as so adjusted. Accordingly, if the method of calculating the Index is modified so that the level of the Index is a fraction or a multiple of what it would have been if it had not been modified, e.g., due to a split, then the calculation agent will adjust the Index in order to arrive at a level of the Index as if it had not been modified, e.g., as if a split had not occurred.

     "Market Disruption Event" means either of the following events as determined by the calculation agent:

          (A) the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange (without taking into account any extended or after-hours trading session), in 20% or more of the Underlying Stocks; or

          (B) the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the applicable exchange or otherwise, in option contracts or futures contracts related to one or more of the Underlying Stocks, the Index, or any successor index to the Index, which are traded on any major United States exchange.

     For the purpose of determining whether a Market Disruption Event has occurred:

          (1) a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the applicable exchange;

          (2) a suspension in trading in a futures or option contract on an Underlying Stock, the Index, or any successor index to the Index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts, will constitute a suspension of or material limitation on trading in futures or option contracts related to that stock or index;

          (3) a suspension of or material limitation on trading on the applicable exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

          (4) for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the Securities and Exchange Commission of similar scope as determined by the calculation agent, will be considered "material".

     The occurrence of a Market Disruption Event could affect the calculation of the payment on the maturity date or upon exchange you will receive. See "--Payment on the Maturity Date" and "--Exchange of the Notes Prior to the Maturity Date" in this pricing supplement.

Discontinuance of the Index

     If the AMEX discontinues publication of the Index and the AMEX or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the Index (a "successor index"), then, upon the calculation agent's notification of that determination to the trustee and ML&Co., the calculation agent will substitute the successor index as calculated by the AMEX or any other entity for the Index and calculate the Ending Value as described above under "--Payment at Maturity" or "--Exchange of the Notes Prior to the Maturity Date", as applicable. Upon any selection by the calculation agent of a successor index, ML&Co. will cause notice to be given to holders of the Notes.

     In the event that the AMEX discontinues publication of the Index and:

     o    the calculation agent does not select a successor index; or

     o    the successor index is not published on any of the Calculation Days,

the calculation agent will compute a substitute level for the Index in accordance with the procedures last used to calculate the Index before any discontinuance. If a successor index is selected or the calculation agent calculates a level as a substitute for the Index as described below, the successor index or level will be used as a substitute for the Index for all purposes, including the purpose of determining whether a Market Disruption Event exists.

     If the AMEX discontinues publication of the Index before the Calculation Period and the calculation agent determines that no successor index is available at that time, then on each Business Day until the earlier to occur of:

     o    the determination of the Ending Value; or

     o a determination by the calculation agent that a successor index is available,

the calculation agent will determine the value that would be used in computing the Redemption Amount as described in the preceding paragraph as if that day were a Calculation Day. The calculation agent will cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation and arrange for information with respect to these values to be made available by telephone.

     Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect trading in the Notes.

     A "Business Day" means any day on which the NYSE, the AMEX and the Nasdaq are open for trading.

Events of Default and Acceleration

     In case an Event of Default with respect to any Notes has occurred and is continuing, the amount payable to a holder of a Note upon any acceleration permitted by the Notes, with respect to each $10 original public offering price per unit, will be equal to the Redemption Amount, if any, calculated as though the date of acceleration were the stated maturity date of the Notes.

     In case of default in payment of the Notes, whether at their stated maturity date or upon exchange or acceleration, from and after that date the Notes will bear interest, payable upon demand of their holders, at the then current Federal Funds Rate, determined as described in the accompanying MTN prospectus supplement, to the extent that payment of interest is legally enforceable on the unpaid amount due and payable on that date in accordance with the terms of the Notes to the date payment of that amount has been made or duly provided for.

                                   THE INDEX

     The level of the Index is calculated and disseminated by the AMEX under the symbol "IXD". On any Business Day, the level of the Index equals (i) the sum of the products of the current market price for each of the Underlying Stocks and the applicable share multiplier (the sum equals the "Industrial 15 Portfolio Value"), plus (ii) an amount reflecting Current Quarter Dividends (as defined below), and less (iii) a pro rata portion of the annual Index Adjustment Factor. The Index Adjustment Factor is 1.5% per annum and reduces the level of the Index each day by the pro rata amount. As of April 19, 2006, the index divisor for the Index was 1.0749219560294. The AMEX generally calculates and disseminates the level of the Index based on the most recently reported prices of the Underlying Stocks (as reported by the exchange or trading system on which the Underlying Stocks are listed or traded), at approximately 15-second intervals during the AMEX's business hours and at the end of each Index Business Day via the Consolidated Tape Association's Network B.

   Initial Determination of Industrial 15 Portfolio

     At any time the "Industrial 15 Portfolio" consists of the then current Underlying Stocks. The Underlying Stocks and their respective Dividend Yields (as defined below) are shown below. The Underlying Stocks have been determined by the AMEX to be the fifteen Qualifying Stocks in the S&P Industrial Index having the highest Dividend Yield on June 23, 2005. A "Qualifying Stock" is any stock from the S&P Industrial Index that is in the top 75% of the stocks, as measured by market capitalization, after the elimination of (i) stocks included in the Dow Jones Industrial Average and (ii) stocks that do not have an S&P Common Stock Ranking of A or A+. We have included a brief description of each of the companies included in the Index (the "Industrial 15 Companies") and historical stock price information for the Underlying Stocks in Annex A to this pricing supplement. "Dividend Yield" for each common stock is determined by annualizing the last quarterly or semi-annual ordinary cash dividend for which the ex-dividend date has occurred, excluding any extraordinary dividend, and dividing the result by the last available sale price for each stock on its primary exchange on the date that Dividend Yield is to be determined.

                                                  Dividend       Share
Company                                           Yield(1)    Multiplier(2)
-------                                           --------    ------------
Abbott Laboratories..............................    2.85%       0.17362
Anheuser-Busch Companies Inc.....................    2.53%       0.18575
Avon Products, Inc...............................    2.26%       0.23057
Brown-Forman Corporation.........................    1.50%       0.14152
The Clorox Company...............................    1.90%       0.15388
Colgate-Palmolive Company........................    2.25%       0.16960
ConAgra Foods, Inc...............................    3.35%       0.36662
Emerson Electric Co..............................    2.09%       0.13462
Genuine Parts....................................    3.01%       0.20754
Johnson Controls, Inc............................    1.37%       0.15339
Kimberly-Clark Corporation.......................    3.43%       0.13585
Paychex, Inc.....................................    1.54%       0.28428
PepsiCo Inc......................................    1.79%       0.15670
Rohm and Haas Company............................    2.23%       0.18739
Sysco Corporation................................    2.16%       0.23791

---------------------------

(1)  As of April 19, 2006 as obtained from Bloomberg Financial Markets.

(2)  As of April 19, 2006 as obtained from the AMEX.

     The Dividend Yield on the Underlying Stocks as of April 19, 2006 was 2.21%. The Share Multipliers are recalculated by the AMEX on June 26th of each year, or in certain circumstances on a day shortly thereafter as described below, which is the anniversary of the date the Index was originally calculated and disseminated. Each Share Multiplier is calculated to equate to the number of shares of that Underlying Stock, or portion thereof, based upon the closing market price of that stock on the Anniversary Date (as defined below), which would represent approximately an equal percentage of the Index as of the Anniversary Date. Each Share Multiplier remains constant until adjusted for certain corporate events, quarterly dividend adjustments and annual reconstitutions as described below. The last adjustment to the Share Multipliers took place on June 30, 2005.

   Annual Industrial 15 Portfolio Reconstitution

     As of the close of business on each Anniversary Date through the Anniversary Date in 2010, the Industrial 15 Portfolio shall be reconstituted to include the fifteen Qualifying Stocks in the S&P Industrial Index having the highest Dividend Yield (the "New Stocks") on the second scheduled Index Business Day prior to the applicable Anniversary Date (the "Annual Determination Date"). The Index was last reconstituted on June 27, 2005. "Anniversary Date" shall mean June 26th of each year, which is the anniversary of the date the Index was originally calculated and disseminated; provided, however, that if the date is not an Index Business Day or a Market Disruption Event occurs on that date, then the Anniversary Date for that year shall mean the immediately succeeding Index Business Day on which a Market Disruption Event does not occur. The AMEX will only add a stock having characteristics as of the applicable Annual Determination Date that will permit the Index to remain within the criteria specified in the rules of the AMEX and within the applicable rules of the SEC. The criteria and rules will apply only on an Annual Determination Date to exclude a proposed New Stock. If a proposed New Stock does not meet these criteria or rules, the AMEX will replace it with the Qualifying Stock with the next highest Dividend Yield which meets the rules and criteria. These criteria currently provide, among other things, (1) that each component stock must have a minimum market value of at least $75 million, except that up to 10% of the component securities in the Index may have a market value of $50 million; (2) that each component stock must have an average monthly trading volume in the preceding six months of not less than 1,000,000 shares, except that up to 10% of the Underlying Stocks may have an average monthly trading volume of 500,000 shares or more in the last six months; (3) 90% of the Index's numerical index value and at least 80% of the total number of component stocks will meet the then current criteria for standardized option trading set forth in the rules of the AMEX and (4) all component stocks will either be listed on the AMEX, the NYSE, or traded through the facilities of the National Association of Securities Dealers Automated Quotation System and reported as National Market System Securities.

     The "Share Multiplier" for each New Stock will be determined by the AMEX and will equal the number of shares of each New Stock, based upon the closing market price of that New Stock on the Anniversary Date, so that each New Stock represents approximately an equal percentage of a value equal to the Index in effect at the close of business on the applicable Anniversary Date. As an example, if the Index in effect at the close of business on an Anniversary Date equaled 150, then each of the fifteen New Stocks would be allocated a portion of the value of the Index equal to 10 and if, the closing market price of a New Stock on the Anniversary Date was 20, the applicable Share Multiplier would be 0.5. If the Index equaled 60, then each of the fifteen New Stocks would be allocated a portion of the value of the Index equal to 4 and if the closing market price of a New Stock on the Anniversary Date was 20, the applicable Share Multiplier would be 0.2.

   S&P Industrial Index

     The S&P Industrial Index is a subset of the S&P 500 Index made up of the companies in the S&P 500 Index that are considered industrial companies. The S&P 500 Index is published by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. and is intended to provide an indication of the pattern of common stock price movement. The level of the S&P 500 Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Companies included in the S&P 500 Index are assigned to differing sectors based upon the company's principal business activities.

Dividends

     As described above, the level of the Index will include an amount reflecting Current Quarter Dividends. "Current Quarter Dividends" for any day will be determined by the AMEX and will equal the sum of the products for each Underlying Stock of the cash dividend paid by an issuer on one share of stock during the Current Quarter multiplied by the Share Multiplier applicable to that stock on the ex-dividend date. "Current Quarter" shall mean the calendar quarter containing the day for which the applicable Current Quarter Dividends are being determined. As of April 19, 2006, Current Quarter Dividends, as obtained from the AMEX, amounted to $0.0916626. This amount, along with any other Current Quarter Dividends accumulated through and including June 30, 2006, will be allocated to the Underlying Stocks prior to the opening of trading on July 3, 2006.

     As of the first day of the start of each calendar quarter, the AMEX will allocate the Current Quarter Dividends as of the end of the immediately preceding calendar quarter to each then outstanding Underlying Stock. The amount of the Current Quarter Dividends allocated to each Underlying Stock will equal the percentage of the value of each Underlying Stock contained in the Industrial 15 Portfolio relative to the value of the entire Industrial 15 Portfolio based on the closing market price on the last Index Business Day in the immediately preceding calendar quarter. The Share Multiplier of each outstanding Underlying Stock will be increased to reflect the number of shares, or portion of a share, that the amount of the Current Quarter Dividend allocated to such Underlying Stock can purchase of each such Underlying Stock based on the closing market price on the last Index Business Day in the immediately preceding calendar quarter.

Adjustments to the Share Multiplier and Industrial 15 Portfolio

          The Share Multiplier for any Underlying Stock and the Industrial 15 Portfolio will be adjusted as follows:

     1. If an Underlying Stock is subject to a stock split or reverse stock split, then once the split has become effective, the Share Multiplier for that Underlying Stock will be adjusted to equal the product of the number of shares of that Underlying Stock issued in the split and the prior multiplier.

     2. If an Underlying Stock is subject to a stock dividend, issuance of additional shares of the Underlying Stock , that is given equally to all holders of shares of the issuer of that Underlying Stock, then once the dividend has become effective and that Underlying Stock is trading ex-dividend, the Share Multiplier will be adjusted so that the new Share Multiplier shall equal the former Share Multiplier plus the product of the number of shares of that Underlying Stock issued with respect to one such share of that Underlying Stock and the prior multiplier.

     3. If an Industrial 15 Company is being liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, that Underlying Stock will continue to be included in the Industrial 15 Portfolio so long as a market price for that Underlying Stock is available. If a market price is no longer available for an Underlying Stock for whatever reason, including the liquidation of the issuer of the Underlying Stock or the subjection of the issuer of the Underlying Stock to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of that Underlying Stock will equal zero in connection with calculating the Industrial 15 Portfolio Value for so long as no market price is available, and no attempt will be made to immediately find a replacement stock or increase the value of the Industrial 15 Portfolio to compensate for the deletion of that Underlying Stock. If a market price is no longer available for an Underlying Stock as described above, the Industrial 15 Portfolio Value will be computed based on the remaining Underlying Stocks for which market prices are available and no new stock will be added to the Industrial 15 Portfolio until the annual reconstitution of the Industrial 15 Portfolio. As a result, there may be periods during which the Industrial 15 Portfolio contains fewer than fifteen Underlying Stocks.

     4. If an Industrial 15 Company has been subject to a merger or consolidation and is not the surviving entity or is nationalized, then a value for that Underlying Stock will be determined at the time the issuer is merged or consolidated or nationalized and will equal the last available market price for that Underlying Stock and that value will be constant until the Industrial 15 Portfolio is reconstituted. At that time, no adjustment will be made to the Share Multiplier of the relevant Underlying Stock.

     5. If an Industrial 15 Company issues to all of its shareholders equity securities that are publicly traded of an issuer other than the Industrial 15 Company, or a tracking stock is issued by an Industrial 15 Company to all of its shareholders, then the new equity securities will be added to the Industrial 15 Portfolio as a new Underlying Stock. The Share Multiplier for the new Underlying Stock will equal the product of the original Share Multiplier with respect to the Underlying Stock for which the new Underlying Stock is being issued (the "Original Industrial 15 Stock") and the number of shares of the new Underlying Stock issued with respect to one share of the Original Industrial 15 Stock.

     No adjustments of any Share Multiplier of an Underlying Stock will be required unless the adjustment would require a change of at least 1% in the Share Multiplier then in effect. The Share Multiplier resulting from any of the adjustments specified above will be rounded to the nearest ten-thousandth with five hundred-thousandths being rounded upward.

     The AMEX expects that no adjustments to the Share Multiplier of any Underlying Stock or to the Industrial 15 Portfolio will be made other than those specified above; however, the AMEX may at its discretion make adjustments to maintain the value of the Index if certain events would otherwise alter the value of the Index despite no change in the market prices of the Underlying Stocks.

     We have derived all information regarding the IXD and AMEX from publicly available sources. Such information reflects the policies of, and is subject to change without notice by, AMEX. We make no representation or warranty as to the accuracy or completeness or such information.

Historical Data on the Index

          The Index was originally calculated and disseminated on June 26, 2001 with an initial value of 100. The following chart sets forth the actual month-end closing levels of the Index from June 2001 through March 2006. Any historical upward or downward trend in the level of the Index during this period is not an indication that the Index is more or less likely to increase or decrease at any time during the term of the Notes. All historical data presented in the following chart were calculated by the AMEX.

                                                         2001        2002         2003        2004        2005         2006
                                                       --------    --------     --------    --------    --------     --------
January..............................................               107.83       95.54       116.26      122.06      122.46
February.............................................               111.40       92.21       116.70      122.69      125.32
March................................................               112.00       92.69       114.33      122.62      128.20
April................................................               108.60       99.17       116.70      120.82
May..................................................               111.24      103.88       116.88      121.31
June.................................................    100.67     105.76      102.31       118.56      119.35
July.................................................    102.48     102.32      103.94       113.20      120.06
August...............................................    104.12     103.32      105.33       115.83      118.96
September............................................     96.35      94.44      103.15       115.60      118.08
October..............................................     98.19      99.71      108.99       115.93      119.68
November.............................................    105.85     105.97      112.22       119.80      122.08
December.............................................    106.46     100.95      117.29       124.26      122.39

     The following graph sets forth the historical performance of the Index presented in the table above. Past movements of the Index are not necessarily indicative of the future Index levels.

                                [CHART OMITTED]

                     UNITED STATES FEDERAL INCOME TAXATION

     Set forth in full below is the opinion of Sidley Austin LLP, counsel to ML&Co. ("Tax Counsel"). As the law applicable to the U.S. federal income taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. The discussion below supplements the discussion set forth under the section entitled "United States Federal Income Taxation" that is contained in the accompanying MTN prospectus supplement and supersedes that discussion to the extent that it contains information that is inconsistent with that which is contained in the accompanying MTN prospectus supplement. The discussion below deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt entities or persons holding Notes in a tax-deferred or tax-advantaged account (except to the extent specifically discussed below), dealers in securities or currencies, traders in securities that elect to mark to market, persons subject to the alternative minimum tax, persons holding Notes as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging", "conversion" or "integrated" transaction for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers. If a partnership holds the Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Thus, persons who are partners in a partnership holding the Notes should consult their own tax advisors. Moreover, all persons considering the purchase of the Notes should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

     As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or a partnership (including an entity treated as a corporation or a partnership for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. Certain trusts not described in clause (iv) above in existence on August 20, 1996, that elect to be treated as United States persons will also be U.S. Holders for purposes of the following discussion. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

General

     There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for U.S. federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. Accordingly, the proper U.S. federal income tax characterization and treatment of the Notes is uncertain. Pursuant to the terms of the Notes, ML&Co. and every holder of a Note agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat each Note for all tax purposes as a pre-paid cash-settled forward contract linked to the level of the Index. In the opinion of Tax Counsel, this characterization and tax treatment of the Notes, although not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the Internal Revenue Service (the "IRS"), will not result in the imposition of penalties. The characterization and tax treatment of the Notes described above is not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization and treatment of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Notes.

     Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described above. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes (including alternative characterizations and treatments of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the assumption that the characterization and treatment described above is accepted for U.S. federal income tax purposes.

Tax Treatment of the Notes

     Assuming the characterization and tax treatment of the Notes as set forth above, Tax Counsel believes that the following U.S. federal income tax consequences should result.

     Tax Basis. A U.S. Holder's tax basis in a Note will equal the amount paid by the U.S. Holder to acquire the Note.

     Payment on the Maturity Date. Upon the receipt of cash on the maturity date of the Notes, a U.S. Holder will recognize gain or loss. The amount of that gain or loss will be the extent to which the amount of the cash received differs from the U.S. Holder's tax basis in the Note. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination, judicial ruling or otherwise), where required, ML&Co. intends to report any such gain or loss to the IRS in a manner consistent with the treatment of that gain or loss as capital gain or loss. If that gain or loss is treated as capital gain or loss, then any gain or loss will generally be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year as of the maturity date. The deductibility of capital losses is subject to certain limitations.

     Sale or Exchange of the Notes. Upon a sale or exchange of a Note prior to the maturity date of the Notes, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized on that sale or exchange and that U.S. Holder's tax basis in the Note so sold or exchanged. Capital gain or loss will generally be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year at the time of the sale or exchange. As discussed above, the deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Treatments of an Investment in the Notes

     Due to the absence of authorities that directly address the proper characterization and tax treatment of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the Notes described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Notes under Treasury regulations governing contingent payment debt instruments (the "CPDI Regulations").

     If the IRS were successful in asserting that the CPDI Regulations applied to the Notes, the timing and character of income, gain or loss recognized with respect to the Notes would significantly differ from the timing and character of income, gain or loss described above. Among other things, a U.S. Holder would be required to accrue original issue discount on the Notes every year at a "comparable yield" for us, determined at the time of issuance of the Notes. Furthermore, any gain realized on the maturity date or upon a sale or exchange of the Notes prior to the maturity date would generally be treated as ordinary income, and any loss would be generally treated as ordinary loss to the extent of the U.S. Holder's prior accruals of original issue discount and capital loss thereafter.

     In addition to the potential applicability of the CPDI Regulations to the Notes, other alternative U.S. federal income tax characterizations or treatments of the Notes may also be possible, and if applied could also affect the timing and the character of the income or loss with respect to the Notes. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes.

Constructive Ownership Law

     Section 1260 of the Internal Revenue Code of 1986, as amended (the "Code"), treats a taxpayer owning certain types of derivative positions in property as having "constructive ownership" of that property, with the result that all or a portion of any long-term capital gain recognized by that taxpayer with respect to the derivative position will be recharacterized as ordinary income. In its current form, Section 1260 of the Code does not apply to the Notes. If Section 1260 of the Code were to apply to the Notes in the future, however, the effect on a U.S. Holder of a Note would be to treat all or a portion of any long-term capital gain recognized by that U.S. Holder on the sale, exchange or maturity of a Note as ordinary income. In addition,
Section 1260 of the Code would impose an interest charge on any gain that was recharacterized. U.S. Holders should consult their tax advisors regarding the potential application of Section 1260 of the Code, if any, to the purchase, ownership and disposition of a Note.

Unrelated Business Taxable Income

     Section 511 of the Code generally imposes a tax, at regular corporate or trust income tax rates, on the "unrelated business taxable income" of certain tax-exempt organizations, including qualified pension and profit sharing plan trusts and individual retirement accounts. As discussed above, the U.S. federal income tax characterization and treatment of the Notes is uncertain. Nevertheless, in general, if the Notes are held for investment purposes, the amount of income or gain, if any, realized on the maturity date or upon a sale or exchange of a Note prior to the maturity date, or any income that would accrue to a holder of a Note if the Notes were characterized and treated as contingent payment debt instruments (as discussed above), will not constitute unrelated business taxable income. However, if a Note constitutes debt-financed property (as defined in Section 514(b) of the Code) by reason of indebtedness incurred by a holder of a Note to purchase the Note, all or a portion of any income or gain realized with respect to such Note may be classified as unrelated business taxable income pursuant to Section 514 of the Code. Moreover, prospective investors in the Notes should be aware that whether or not any income or gain realized with respect to a Note which is owned by an organization that is generally exempt from U.S. federal income taxation pursuant to Section 501(a) of the Code constitutes unrelated business taxable income will depend upon the specific facts and circumstances applicable to such organization. Accordingly, any potential investors in the Notes that are generally exempt from U.S. federal income taxation pursuant to
Section 501(a) of the Code are urged to consult with their own tax advisors concerning the U.S. federal income tax consequences to them of investing in the Notes.

Non-U.S. Holders

     Based on the treatment of each Note as a pre-paid cash-settled forward contract linked to the level of the Index, in the case of a non-U.S. Holder, a payment made with respect to a Note on the maturity date or upon a sale or exchange will not be subject to United States withholding tax, provided that the non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with a United States trade or business of the non-U.S. Holder. Any capital gain realized on the maturity date or upon the sale or exchange of a Note by a non-U.S. Holder will generally not be subject to U.S. federal income tax if (i) that gain is not effectively connected with a United States trade or business of the non-U.S. Holder and (ii) in the case of an individual non-U.S. Holder, the individual is not present in the United States for 183 days or more in the taxable year of the maturity date, sale or exchange, or the gain is not attributable to a fixed place of business maintained by the individual in the United States, and the individual does not have a "tax home" (as defined for U.S. federal income tax purposes) in the United States.

     As discussed above, alternative characterizations and treatments of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization and treatment of the Notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the Notes to become subject to withholding tax, ML&Co. will withhold tax at the applicable statutory rate. Prospective non-U.S. Holders of the Notes should consult their own tax advisors in this regard.

Backup Withholding

     A beneficial owner of a Note may be subject to backup withholding at the applicable statutory rate of U.S. federal income tax on certain amounts paid to the beneficial owner unless the beneficial owner provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

     Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against the beneficial owner's U.S. federal income tax provided the required information is furnished to the IRS.

                             ERISA CONSIDERATIONS

     Each fiduciary of a pension, profit-sharing or other employee benefit plan (a "plan") subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), should consider the fiduciary standards of ERISA in the context of the plan's particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

     Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (also "plans") from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("parties in interest") with respect to the plan or account. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain employee benefit plans and arrangements including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) ("non-ERISA arrangements") are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws ("similar laws").

     The acquisition of the Notes by a plan with respect to which we, MLPF&S or certain of our affiliates is or becomes a party in interest may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless those Notes are acquired pursuant to and in accordance with an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or "PTCEs", that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Notes. These exemptions are:

     (1) PTCE 84-14, an exemption for certain transactions determined or effected by independent qualified professional asset managers;

     (2) PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

     (3) PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

     (4) PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; and

     (5) PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.

     The Notes may not be purchased or held by (1) any plan, (2) any entity whose underlying assets include "plan assets" by reason of any plan's investment in the entity (a "plan asset entity") or (3) any person investing "plan assets" of any plan, unless in each case the purchaser or holder is eligible for the exemptive relief available under one or more of the PTCEs listed above or another applicable similar exemption. Any purchaser or holder of the Notes or any interest in the Notes will be deemed to have represented by its purchase and holding of the Notes that it either (1) is not a plan or a plan asset entity and is not purchasing those Notes on behalf of or with "plan assets" of any plan or plan asset entity or (2) with respect to the purchase or holding, is eligible for the exemptive relief available under any of the PTCEs listed above or another applicable exemption. In addition, any purchaser or holder of the Notes or any interest in the Notes which is a non-ERISA arrangement will be deemed to have represented by its purchase and holding of the Notes that its purchase and holding will not violate the provisions of any similar law.

     Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Notes on behalf of or with "plan assets" of any plan, plan asset entity or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable.

                          USE OF PROCEEDS AND HEDGING

     The net proceeds from the sale of the Notes will be used as described under "Use of Proceeds" in the accompanying general prospectus supplement and to hedge market risks of ML&Co. associated with its obligation to pay the Redemption Amount or Exchange Amount.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

     MLPF&S has advised ML&Co. that it proposes initially to offer all or part of the Notes directly to the public on a fixed prices basis at the offering price set forth on the cover of this pricing supplement. After the initial public offering, the public offering prices may be changed. The obligations of MLPF&S are subject to certain conditions and it is committed to take and pay for all of the Notes if any are taken.

     ML&Co. has entered into an arrangement with one of its subsidiaries to hedge the market risks associated with ML&Co.'s obligation to pay the Redemption Amount or Exchange Amount, as applicable. In connection with this arrangement, this subsidiary will pay MLPF&S $.10 per unit as part of its underwriting fee.

     The Notes are ineligible assets in MLPF&S' asset-based brokerage service Unlimited Advantage, which means that purchasers will not pay Unlimited Advantage annual asset-based fees on the Notes but will pay commissions on any secondary market purchases and sales of the Notes.

     In addition to the compensation paid at the time of the original sale of the Notes, MLPF&S will pay an additional amount on each anniversary of the Pricing Date from 2007 through 2010 to brokers whose clients purchased the units in the initial distribution and who continue to hold their Notes. This additional amount will equal 1% per unit based on the Redemption Amount of the Notes calculated as if the applicable anniversary of the Pricing Date was the stated maturity date. Also, MLPF&S may from time to time pay additional amounts to brokers whose clients purchased Notes in the secondary market and continue to hold those Notes.

                                    EXPERTS

          The consolidated financial statements, the related financial statement schedule, and management's report on the effectiveness of internal control over financial reporting incorporated in this pricing supplement by reference from Merrill Lynch & Co., Inc.'s Annual Report on Form 10-K for the year ended December 30, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                        INDEX OF CERTAIN DEFINED TERMS

                                                                        Page
                                                                      --------
Anniversary Date.....................................................    PS-16
Annual Determination Date............................................    PS-16
Banking Business Day.................................................    PS-11
Business Day.........................................................    PS-14
Calculation Day......................................................    PS-11
Calculation Period...................................................    PS-11
Current Quarter......................................................    PS-16
Current Quarter Dividends............................................    PS-16
Dividend Yield.......................................................    PS-15
Ending Value.........................................................     PS-4
Exchange Amount......................................................     PS-4
Exchange Date........................................................    PS-11
Exchange Notice Period...............................................    PS-11
Index................................................................     PS-3
Index Adjustment Factor..............................................     PS-3
Index Business Day...................................................    PS-11
Industrial 15 Companies..............................................    PS-15
Industrial 15 Portfolio..............................................    PS-15
Industrial 15 Portfolio Value........................................    PS-15
Market Disruption Event..............................................    PS-13
New Stocks...........................................................    PS-16
Notes................................................................     PS-1
Original Industrial 15 Stock.........................................    PS-17
Pricing Date.........................................................     PS-4
Qualifying Stock.....................................................    PS-15
Redemption Amount....................................................     PS-3
Share Multiplier.....................................................    PS-16
Starting Value.......................................................     PS-4
successor index......................................................    PS-14
Underlying Stocks....................................................     PS-3

                                    ANNEX A

          This annex contains tables which provide a brief synopsis of the business of each of the Underlying Stocks as well as the split-adjusted month-end closing market prices for each Underlying Stock in each month from January 2001 through March 2006 (or from the first month-end for which that data is available). The historical prices of the Underlying Stocks are not indicative of the future performance of the Underlying Stocks or the Index. The following information, with respect to the business of each company issuing an Underlying Stock, has been derived from publicly available documents published by that company. Because the common stock of each of those companies is registered under the Securities Exchange Act of 1934, those companies are required to file periodically financial and other information specified by the Securities and Exchange Commission (the "SEC"). For more information about those companies, information provided to or filed with the SEC by those companies can be inspected at the SEC's public reference facilities or accessed through the SEC's website at http://www.sec.gov.

                              ABBOTT LABORATORIES

          Abbott Laboratories is a health care company that discovers, develops, manufactures and sells health care products. Abbott's principal businesses are pharmaceutical products, nutritionals, and medical products, including diagnostics and cardiovascular devices.

           Closing               Closing               Closing               Closing               Closing            Closing
  2001      Price       2002      Price       2003      Price       2004      Price       2005      Price      2006    Price
--------- ---------   --------- ---------   --------- ---------   --------- ---------   --------- ---------  -------- --------
January     41.96     January     53.97     January     35.66     January     40.29     January    45.02     January   43.15
February    45.82     February    52.89     February    33.32     February    40.03     February   45.99     February  44.18
March       44.14     March       49.20     March       35.18     March       38.44     March      46.62     March     42.47
April       43.38     April       50.46     April       38.00     April       41.17     April      49.16
May         48.62     May         44.43     May         41.67     May         41.21     May        48.24
June        44.91     June        35.22     June        40.93     June        40.76     June       49.01
July        50.13     July        38.73     July        36.71     July        39.35     July       46.63
August      46.49     August      37.44     August      37.69     August      41.69     August     45.13
September   48.50     September   37.79     September   39.80     September   42.36     September  42.40
October     49.55     October     39.16     October     39.86     October     42.63     October    43.05
November    51.44     November    40.95     November    41.34     November    41.96     November   37.71
December    52.15     December    37.41     December    43.59     December    46.65     December   39.43

                        ANHEUSER-BUSCH COMPANIES, INC.

          Anheuser-Busch Companies, Inc. (the "Company") is the holding company parent of Anheuser-Busch, Incorporated ("ABI"). In addition to ABI, a large brewer of beer, the Company is also the parent corporation to a number of subsidiaries that conduct various other business operations. The Company's operations include the following principle business segments: domestic beer, international beer, packaging and entertainment.

           Closing               Closing               Closing               Closing               Closing            Closing
  2001      Price       2002      Price       2003      Price       2004      Price       2005      Price      2006    Price
--------- ---------   --------- ---------   --------- ---------   --------- ---------   --------- ---------  -------- --------
January      43.36    January     47.27     January      47.47    January     50.72     January     49.18    January   41.44
February     43.70    February    50.85     February     46.50    February    53.22     February    47.45    February  41.54
March        45.93    March       52.20     March        46.61    March       51.00     March       47.39    March     42.77
April        39.99    April       53.00     April        49.88    April       51.24     April       46.87
May          44.00    May         51.61     May          52.63    May         53.27     May         46.85
June         41.20    June        50.00     June         51.05    June        54.00     June        45.75
July         43.31    July        51.71     July         51.82    July        51.90     July        44.35
August       43.04    August      53.16     August       51.54    August      52.80     August      44.31
September    41.88    September   50.60     September    49.34    September   49.95     September   43.04
October      41.66    October     52.76     October      49.26    October     49.95     October     41.26
November     43.10    November    49.12     November     51.82    November    50.09     November    43.74
December     45.21    December    48.40     December     52.68    December    50.73     December    42.96

                              AVON PRODUCTS, INC.

          Avon Products, Inc. is a global manufacturer and marketer of beauty and related products. Avon's products fall into three product categories:
Beauty, which consists of cosmetics, fragrances, skin care and toiletries; Beauty Plus, which consists of fashion jewelry, watches, apparel and accessories; and Beyond Beauty, which consists of home products, gift and decorative products, candles and toys.

           Closing               Closing               Closing               Closing               Closing            Closing
  2001      Price       2002      Price       2003      Price       2004      Price       2005      Price      2006    Price
--------- ---------   --------- ---------   --------- ---------   --------- ---------   --------- ---------  -------- --------
January      21.15    January     24.60     January      25.00    January     31.66     January    42.22     January    28.32
February     21.23    February    25.85     February     26.00    February    35.30     February   42.77     February   28.85
March        20.00    March       27.16     March        28.53    March       37.94     March      42.94     March      31.17
April        21.16    April       27.93     April        29.09    April       42.00     April      40.08
May          21.88    May         26.48     May          30.47    May         44.33     May        39.74
June         23.14    June        26.12     June         31.10    June        46.14     June       37.85
July         23.20    July        23.13     July         31.20    July        43.01     July       32.71
August       23.07    August      24.37     August       32.05    August      44.18     August     32.82
September    23.13    September   23.05     September    32.28    September   43.68     September  27.00
October      23.42    October     24.25     October      33.98    October     39.55     October    26.99
November     23.87    November    25.68     November     34.25    November    37.54     November   27.35
December     23.25    December    26.94     December     33.75    December    38.70     December   28.55

                           BROWN-FORMAN CORPORATION

          Brown-Forman Corporation manufactures, bottles, imports, exports, and markets a wide variety of alcoholic beverage brands. The corporation also manufactures and markets new and used oak barrels.

           Closing               Closing               Closing               Closing               Closing            Closing
  2001      Price       2002      Price       2003      Price       2004      Price       2005      Price      2006    Price
--------- ---------   --------- ---------   --------- ---------   --------- ---------   --------- ---------  -------- --------
January      33.10    January     32.75     January     31.07     January     46.71     January    48.23     January    70.92
February     31.75    February    33.98     February    34.78     February    48.86     February   50.90     February   70.36
March        30.98    March       36.38     March       38.45     March       47.66     March      54.75     March      76.97
April        30.40    April       39.31     April       38.27     April       46.86     April      55.50
May          32.75    May         39.36     May         39.43     May         48.05     May        59.62
June         31.97    June        34.50     June        39.31     June        48.27     June       60.46
July         34.17    July        33.89     July        38.95     July        46.51     July       58.45
August       32.25    August      35.22     August      39.52     August      47.49     August     56.63
September    31.59    September   33.48     September   39.56     September   45.80     September  59.54
October      29.72    October     36.15     October     42.19     October     44.90     October    63.34
November     30.45    November    33.05     November    45.87     November    48.02     November   68.86
December     31.30    December    32.68     December    46.73     December    48.68     December   69.32

                              THE CLOROX COMPANY

          The Clorox Company is engaged primarily in the production and marketing of non-durable consumer products sold primarily through grocery and other retail stores. Clorox's product line includes household cleaning products, home care products, water filtration products, food storage products and various other consumer products. Clorox manufactures and markets its products in several continents worldwide.

           Closing               Closing               Closing               Closing               Closing            Closing
  2001      Price       2002      Price       2003      Price       2004      Price       2005      Price      2006    Price
--------- ---------   --------- ---------   --------- ---------   --------- ---------   --------- ---------  -------- --------
January     33.75     January     40.78     January     38.22     January     48.88     January    59.42     January    59.85
February    35.96     February    43.79     February    42.31     February    49.06     February   60.04     February   60.95
March       31.45     March       43.63     March       46.17     March       48.91     March      62.99     March      59.85
April       31.83     April       44.25     April       45.22     April       51.78     April      63.30
May         34.64     May         45.80     May         44.66     May         52.36     May        58.41
June        33.85     June        41.35     June        42.65     June        53.78     June       55.72
July        37.38     July        38.50     July        43.39     July        49.77     July       55.85
August      37.25     August      43.06     August      42.85     August      52.84     August     57.57
September   37.00     September   40.18     September   45.87     September   53.30     September  55.54
October     35.70     October     44.93     October     45.30     October     54.60     October    54.12
November    39.52     November    43.84     November    46.92     November    55.12     November   54.28
December    39.55     December    41.25     December    48.56     December    58.93     December   56.89

                           COLGATE-PALMOLIVE COMPANY

          Colgate-Palmolive Company is a consumer products company whose products are marketed in over 200 countries and territories. Colgate-Palmolive Company manufactures and markets an array of products including toothpaste, bar and liquid hand soaps, shower gels, shampoos, conditioners, deodorants and antiperspirants and shave products.

           Closing               Closing               Closing               Closing               Closing            Closing
  2001      Price       2002      Price       2003      Price       2004      Price       2005      Price      2006    Price
--------- ---------   --------- ---------   --------- ---------   --------- ---------   --------- ---------  -------- --------
January     60.08     January     57.15     January     50.91     January      51.27    January    52.54     January   54.89
February    59.05     February    55.98     February    50.31     February     55.45    February   52.92     February  54.48
March       55.26     March       57.15     March       54.44     March        55.10    March      52.17     March     57.10
April       55.85     April       53.01     April       57.17     April        57.88    April      49.79
May         56.64     May         54.20     May         59.62     May          57.20    May        49.97
June        58.99     June        50.05     June        57.95     June         58.45    June       49.91
July        54.20     July        51.35     July        54.60     July         53.20    July       52.94
August      54.15     August      54.55     August      55.28     August       54.00    August     52.50
September   58.25     September   53.95     September   55.89     September    45.18    September  52.79
October     57.52     October     54.98     October     53.19     October      44.62    October    52.96
November    58.36     November    51.39     November    52.50     November     45.99    November   54.52
December    57.75     December    52.43     December    50.05     December     51.16    December   54.85

                              CONAGRA FOODS, INC.

          ConAgra Foods, Inc. operates in several different areas of the food business and produces a wide variety of products including packaged foods, food ingredients and agricultural products. Products produced by ConAgra include shelf-stable products such as canned goods and cooking oils, in addition to frozen food products, and refrigerated food products.

           Closing               Closing               Closing               Closing               Closing            Closing
  2001      Price       2002      Price       2003      Price       2004      Price       2005      Price      2006    Price
--------- ---------   --------- ---------   --------- ---------   --------- ---------   --------- ---------  -------- --------
January      23.40    January     24.80     January     24.53     January    25.94      January    29.50     January    20.73
February     19.68    February    23.41     February    23.07     February   27.19      February   27.32     February   21.03
March        18.24    March       24.25     March       20.08     March      26.94      March      27.02     March      21.46
April        20.81    April       24.50     April       21.00     April      28.89      April      26.75
May          20.85    May         24.61     May         24.27     May        28.12      May        26.15
June         19.81    June        27.65     June        23.60     June       27.08      June       23.16
July         21.49    July        25.11     July        22.53     July       26.00      July       22.71
August       22.95    August      26.29     August      22.00     August     26.20      August     22.83
September    22.45    September   24.85     September   21.24     September  25.71      September  24.75
October      22.90    October     24.25     October     23.84     October    26.40      October    23.27
November     22.97    November    24.37     November    24.50     November   27.05      November   21.50
December     23.77    December    25.01     December    26.39     December   29.45      December   20.28

                             EMERSON ELECTRIC CO.

          Emerson Electric Co. is principally engaged in the design, manufacture and sale of a range of electrical, electromechanical and electronic products and systems. Emerson offers product lines that include various products and systems involving industrial automation, electronics and telecommunications, heating, ventilating and air conditioning systems, appliances and tools.

           Closing               Closing               Closing               Closing               Closing            Closing
  2001      Price       2002      Price       2003      Price       2004      Price       2005      Price      2006    Price
--------- ---------   --------- ---------   --------- ---------   --------- ---------   --------- ---------  -------- --------
January      76.00    January     57.94     January    46.93      January    63.90      January    67.24     January    77.45
February     66.90    February    57.59     February   47.07      February   62.48      February   66.32     February   81.81
March        62.00    March       57.39     March      45.35      March      59.92      March      64.93     March      83.63
April        66.65    April       53.39     April      50.70      April      60.22      April      62.67
May          67.71    May         57.85     May        52.30      May        59.70      May        66.47
June         60.50    June        53.51     June       51.10      June       63.55      June       62.63
July         57.36    July        50.95     July       53.70      July       60.70      July       65.80
August       53.60    August      48.78     August     55.76      August     62.25      August     67.28
September    47.06    September   43.94     September  52.65      September  61.89      September  71.80
October      49.02    October     48.18     October    56.75      October    64.05      October    69.55
November     54.06    November    52.15     November   61.04      November   66.82      November   75.61
December     57.10    December    50.85     December   64.75      December   70.10      December   74.70

                             GENUINE PARTS COMPANY

          Genuine Parts Company is a service organization engaged in the distribution of automotive replacement parts, industrial replacement parts, office products and electrical/electronic materials, and conducts its business throughout the United States, in Canada and in Mexico from approximately 1,800 locations.

           Closing               Closing               Closing               Closing               Closing            Closing
  2001      Price       2002      Price       2003      Price       2004      Price       2005      Price      2006    Price
--------- ---------   --------- ---------   --------- ---------   --------- ---------   --------- ---------  -------- --------
January      25.36    January    35.52      January     29.50     January     32.96     January    42.33     January    42.53
February     26.96    February   36.53      February    28.80     February    34.73     February   43.28     February   44.52
March        25.91    March      36.77      March       30.51     March       32.72     March      43.49     March      43.83
April        27.00    April      34.51      April       31.97     April       35.80     April      42.90
May          28.57    May        36.55      May         32.87     May         37.64     May        42.96
June         31.50    June       34.87      June        32.01     June        39.68     June       41.09
July         32.92    July       30.71      July        30.94     July        37.73     July       45.79
August       30.76    August     33.25      August      32.02     August      37.91     August     45.82
September    31.86    September  30.64      September   31.98     September   38.38     September  42.90
October      32.50    October    29.54      October     31.82     October     39.89     October    44.37
November     33.70    November   31.79      November    31.48     November    43.41     November   44.31
December     36.70    December   30.80      December    33.20     December    44.06     December   43.92

                            JOHNSON CONTROLS, INC.

          Johnson Controls, Inc. provides building control systems and services including comfort, energy and security management for the non-residential buildings market. In addition, Johnson provides for the integration of management, operation and control of building systems such as temperature, ventilation, humidity, fire safety and security. Johnson also supplies various automotive interior products, including seating, instrument panels, overhead components, floor consoles and door systems, electronics and batteries.

           Closing               Closing               Closing               Closing               Closing            Closing
  2001      Price       2002      Price       2003      Price       2004      Price       2005      Price      2006    Price
--------- ---------   --------- ---------   --------- ---------   --------- ---------   --------- ---------  -------- --------
January     32.49     January     42.03     January    40.39      January     58.85     January    59.16     January    69.24
February    33.24     February    44.38     February   38.98      February    58.32     February   59.10     February   71.27
March       31.23     March       44.16     March      36.22      March       59.15     March      55.76     March      75.93
April       36.20     April       43.13     April      41.12      April       54.86     April      54.87
May         35.20     May         44.03     May        41.63      May         53.92     May        56.66
June        36.24     June        40.81     June       42.80      June        53.38     June       56.33
July        40.30     July        40.51     July       48.31      July        56.45     July       57.44
August      36.63     August      43.15     August     49.50      August      56.30     August     59.98
September   32.62     September   38.41     September  47.30      September   56.81     September  62.05
October     36.16     October     39.00     October    53.77      October     57.35     October    68.05
November    39.76     November    41.45     November   54.72      November    61.40     November   69.45
December    40.38     December    40.09     December   58.06      December    63.44     December   72.91

                          KIMBERLY-CLARK CORPORATION

          Kimberly-Clark Corporation is a global health and hygiene company focused on building its personal care, consumer tissue and business-to-business operations. The corporation is principally engaged in the manufacturing and marketing of a wide range of health and hygiene products around the world. Most of these products are made from natural or synthetic fibers using advanced technologies in fibers, nonfibers and absorbency.

           Closing               Closing               Closing               Closing               Closing            Closing
  2001      Price       2002      Price       2003      Price       2004      Price       2005      Price      2006    Price
--------- ---------   --------- ---------   --------- ---------   --------- ---------   --------- ---------  -------- --------
January     63.66     January     59.29     January     45.54     January     58.07     January    65.51     January    57.12
February    70.30     February    61.55     February    45.06     February    63.59     February   65.98     February   59.18
March       66.69     March       63.56     March       44.70     March       62.04     March      65.73     March      57.80
April       58.40     April       64.02     April       48.93     April       64.35     April      62.45
May         59.43     May         63.83     May         51.06     May         64.79     May        64.33
June        54.96     June        60.96     June        51.26     June        64.77     June       62.59
July        59.79     July        60.02     July        47.59     July        62.99     July       63.76
August      61.01     August      58.83     August      50.25     August      65.58     August     62.32
September   60.96     September   55.69     September   50.46     September   63.50     September  59.53
October     54.58     October     50.63     October     51.92     October     58.67     October    56.84
November    57.19     November    49.47     November    53.31     November    62.54     November   58.98
December    58.79     December    46.67     December    58.10     December    65.81     December   59.65

                                 PAYCHEX, INC.

          Paychex, Inc. is a provider of payroll and integrated human resource and employee benefit outsourcing solutions for small-to medium-sized businesses. Paychex offers payroll, payroll-related, and human resource products that include payroll processing, tax filing and payments, employee pay, retirement services administration, employee benefits administration, regulatory compliance (new hire reporting and garnishment processing), workers' compensation insurance, and human resource administrative services.

           Closing               Closing               Closing               Closing               Closing            Closing
  2001      Price       2002      Price       2003      Price       2004      Price       2005      Price      2006    Price
--------- ---------   --------- ---------   --------- ---------   --------- ---------   --------- ---------  -------- --------
January     45.13     January     36.70     January    25.18      January     37.48     January    30.49     January    36.35
February    39.94     February    36.95     February   26.22      February    32.17     February   31.93     February   40.05
March       37.06     March       39.70     March      27.47      March       35.60     March      32.82     March      41.66
April       34.56     April       37.33     April      31.14      April       37.28     April      30.60
May         38.43     May         34.65     May        30.52      May         37.51     May        28.88
June        40.00     June        31.29     June       29.31      June        33.88     June       32.54
July        39.30     July        26.31     July       32.53      July        30.71     July       34.91
August      37.07     August      23.40     August     36.00      August      29.67     August     34.13
September   31.51     September   24.27     September  33.93      September   30.15     September  37.08
October     32.06     October     28.82     October    38.92      October     32.79     October    38.76
November    35.01     November    29.20     November   38.47      November    33.16     November   42.41
December    34.85     December    27.90     December   37.20      December    34.08     December   38.12

                                 PEPSICO INC.

          PepsiCo, Inc. is a global snack and beverage company that manufactures, markets and sells a variety of salty, convenient, sweet and grain-based snacks, carbonated and non-carbonated beverages and foods. The trademarks owned by PepsiCo., Inc. include, among others, Aquafina, Frito-Lay, Gatorade, Mountain Dew, Pepsi, Quaker, 7UP, Tostitos and Tropicana.

           Closing               Closing               Closing               Closing               Closing            Closing
  2001      Price       2002      Price       2003      Price       2004      Price       2005      Price      2006    Price
--------- ---------   --------- ---------   --------- ---------   --------- ---------   --------- ---------  -------- --------
January     44.07     January     50.09     January     40.48     January     47.26     January    53.70     January    57.18
February    46.08     February    50.50     February    38.32     February    51.90     February   53.86     February   59.11
March       43.95     March       51.50     March       40.00     March       53.85     March      53.03     March      57.79
April       43.81     April       51.90     April       43.28     April       54.49     April      55.64
May         44.76     May         51.98     May         44.20     May         53.37     May        56.26
June        44.20     June        48.20     June        44.50     June        53.88     June       53.93
July        46.63     July        42.94     July        46.07     July        50.00     July       54.53
August      47.00     August      39.55     August      44.54     August      50.00     August     54.85
September   48.50     September   36.95     September   45.83     September   48.65     September  56.71
October     48.71     October     44.10     October     47.82     October     49.58     October    59.08
November    48.63     November    42.48     November    48.12     November    49.91     November   59.20
December    48.69     December    42.22     December    46.62     December    52.20     December   59.08

                             ROHM AND HAAS COMPANY

          Rohm and Haas Company manufactures and markets a variety of specialty chemicals and materials. These chemicals are used in paint and coatings, electronic materials, household products, adhesives, plastics and salt. Rohm and Haas and its subsidiaries operate manufacturing facilities worldwide.

           Closing               Closing               Closing               Closing               Closing            Closing
  2001      Price       2002      Price       2003      Price       2004      Price       2005      Price      2006    Price
--------- ---------   --------- ---------   --------- ---------   --------- ---------   --------- ---------  -------- --------
January     35.90     January     36.78     January     30.85     January     39.27     January    44.24     January    50.90
February    36.75     February    38.41     February    28.54     February    39.75     February   48.17     February   49.75
March       30.81     March       42.27     March       29.78     March       39.84     March      48.00     March      48.87
April       34.37     April       37.11     April       33.11     April       38.78     April      43.66
May         33.20     May         37.68     May         32.43     May         38.54     May        46.65
June        32.90     June        40.49     June        31.03     June        41.58     June       46.34
July        34.34     July        37.50     July        35.37     July        39.20     July       46.06
August      35.91     August      36.39     August      36.33     August      40.53     August     43.41
September   32.76     September   31.00     September   33.45     September   42.97     September  41.13
October     32.47     October     33.27     October     39.30     October     42.39     October    43.53
November    35.50     November    35.39     November    40.15     November    44.09     November   43.80
December    34.63     December    32.48     December    42.71     December    44.23     December   48.42

                               SYSCO CORPORATION

          Sysco Corporation, acting through its subsidiaries and divisions, is the largest North American distributor of food and related products primarily to the foodservice or "food-prepared-away-from-home" industry. The corporation provides its products and services to approximately 400,000 customers, including restaurants, healthcare and educational facilities, lodging establishments and other foodservice customers.

           Closing               Closing               Closing               Closing               Closing            Closing
  2001      Price       2002      Price       2003      Price       2004      Price       2005      Price      2006    Price
--------- ---------   --------- ---------   --------- ---------   --------- ---------   --------- ---------  -------- --------
January      26.92    January     29.62     January     29.37     January     37.93     January    34.97     January    30.68
February     27.26    February    29.57     February    27.12     February    39.65     February   34.42     February   30.09
March        26.51    March       29.82     March       25.44     March       39.05     March      35.80     March      32.05
April        28.12    April       29.01     April       28.73     April       38.25     April      34.60
May          29.73    May         27.85     May         30.94     May         37.50     May        37.16
June         27.15    June        27.22     June        30.04     June        35.87     June       36.19
July         26.84    July        26.05     July        30.13     July        34.45     July       36.06
August       28.02    August      28.36     August      31.46     August      32.14     August     33.38
September    25.54    September   28.39     September   32.71     September   29.92     September  31.37
October      24.11    October     31.68     October     33.66     October     32.27     October    31.91
November     24.59    November    29.42     November    36.32     November    34.75     November   32.32
December     26.22    December    29.79     December    37.23     December    38.17     December   31.05

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                                [LOGO OMITTED]

                                1,052,500 Units

                           Merrill Lynch & Co., Inc.

                          Medium-Term Notes, Series C

                           Strategic Return Notes(R)
                       Linked to the Industrial 15 Index
                              due April 25, 2011
                                 (the "Notes")
                  $10 original public offering price per unit

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                      P R I C I N G  S U P P L E M E N T

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                              Merrill Lynch & Co.



                                April 19, 2006

"Strategic Return Notes" is a registered mark of Merrill Lynch & Co., Inc.
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